FOR IMMEDIATE RELEASE

COMMUNITY WEST BANK ANNOUNCES RETIREMENT OF
CHIEF OPERATING OFFICER, BLAINE C. LAUHON

FRESNO, CALIFORNIA – March 3, 2026 – James J. Kim, CEO of Community West Bancshares (“Company”), and President and CEO of Community West Bank (“Bank”), announced today the retirement of Executive Vice President and Chief Operating Officer,
Blaine C. Lauhon, effective December 31, 2026.

Lauhon is a highly respected executive whose leadership has spanned nearly all strategic and operational areas of the Bank. His well-deserved retirement will conclude a more than 40-year banking career, including nearly a decade with Community West Bank and serving as an officer of the Company.
“Blaine has been an integral member of our executive leadership team, overseeing operational and support departments throughout the Bank and helping to guide transformative initiatives with foresight and precision,” shared Kim. “His steady and intelligent leadership, vision, and compassion for our team, clients, and communities have helped position our growing community bank for long-term success. We are deeply grateful for his many contributions, and for his friendship.”

Lauhon joined Community West Bank in 2017 following the acquisition of Folsom Lake Bank and has since provided steady leadership across the organization. Most recently he has overseen the Operations Division encompassing Loan Operations, Facilities, Technology/Data/Analytics, Project Management, Deposit Operations, and Marketing. He was named Chief Operating Officer in December 2024, and previously served as Chief Administrative Officer as of April 2024, Chief Banking Officer in 2021, Executive Vice President, Market Executive in 2019, and Senior Vice President, Senior Credit Officer in 2017. His prior banking career included executive and senior leadership roles across credit, commercial banking, operations, and market management.

“I am incredibly grateful for the opportunity to be part of Community West Bank and to work alongside such talented and dedicated colleagues,” said Lauhon. “Over the years, it has been a privilege to collaborate with teams across the organization who are deeply committed to our clients, our communities, and to one another. I am proud of what we have accomplished together and confident the Bank’s future is bright as it continues to expand throughout Central California.”

About Community West Bank and Bancshares
Community West Bancshares (“Company”) (NASDAQ: CWBC) and its wholly owned subsidiary, Community West Bank (“Bank”), are headquartered in Fresno, California. The Company was established in 1979 with the vision to help businesses and communities by exceeding expectations at every opportunity, and opened its first Banking Center on
January 10, 1980. Today, the Bank operates full-service Banking Centers throughout Central California and maintains a variety of departments supporting Commercial Lending, Agribusiness, SBA, Residential Construction and Mortgage, Manufactured Housing, Private Banking, and Cash Management.

Members of the Company and Bank Board of Directors are: Daniel J. Doyle (Chairman), Robert H. Bartlein (Vice Chairman), James J. Kim (CEO of the Company and President and

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CEO of the Bank), Martin E. Plourd (President of the Company), Andriana D. Majarian (Lead
Independent Director), Suzanne M. Chadwick, Daniel N. Cunningham, Tom L. Dobyns, F.T. “Tommy” Elliott IV, Robert J. Flautt, James W. Lokey, Steven D. McDonald, Dorothea D. Silva, William S. Smittcamp, and Kirk B. Stovesand. Louis C. McMurray is Director Emeritus.

More information about Community West Bancshares and Community West Bank can be found at www.communitywestbank.com.

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MEDIA CONTACT:
Debbie Nalchajian-Cohen
559-222-1322